KOLLMORGEN CORPORATION
                             Reservoir Place
                            1601 Trapelo Road
                            Waltham, MA  02154





                                             April 4, 1997





Dear Shareholder:

    You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 14, 1997, at 10:00 a.m. at the Auditorium, The First National Bank of Boston, 100 Federal Street, Boston,
Massachusetts.  This will be Kollmorgen's 81st Annual Meeting of
Shareholders.

    As part of this year's Annual Meeting, you will have an opportunity to hear a report on the operations of the Corporation, as well as ask questions that you might have about Kollmorgen.

    Your vote is important, regardless of the number of shares that you hold. Accordingly, we would appreciate it if you would promptly execute and return the proxy card enclosed with this material.


                                     Sincerely,



                                     Gideon Argov
                                     Chairman of the Board,
                                     President and
                                     Chief Executive Officer

                         KOLLMORGEN CORPORATION
                            Reservoir Place
                           1601 Trapelo Road
                          Waltham, MA  02154


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                             April 4, 1997

To the Shareholders of
Kollmorgen Corporation:

    The Annual Meeting of Shareholders of Kollmorgen Corporation will be held at the Auditorium, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Wednesday, May 14, 1997, at 10:00 a.m., local time, for the following purposes:

    1.  To elect five Class I directors;

    2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only shareholders of record at the close of business on March 27, 1997, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The stock transfer books of the Corporation will not be closed.

                             By order of the Board of Directors



                                 James A. Eder
                                 Secretary


    * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
    *                           IMPORTANT                           *
    *                                                               *
    *   It is important that your shares be represented at the      *
    *   Annual Meeting.  Please sign, date and return the enclosed  *
    *   proxy card promptly in order that your shares will be       *
    *   voted at the Annual Meeting.  A return envelope, which      *
    *   requires no postage if mailed in the United States, is      *
    *   enclosed for your convenience.                              *
    *                                                               *
    * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                PROXY STATEMENT


GENERAL INFORMATION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kollmorgen Corporation (the "Corporation") to be used in voting at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, May 14, 1997, and at any adjournments or postponements thereof (the "Annual Meeting"). The close of business on March 27, 1997, is the record date for shareholders entitled to notice of and to vote at the Annual Meeting. At such record date, there were outstanding 9,773,231 shares of the Corporation's Common Stock, par value $2.50 per share ("Common Stock"), each of which is entitled to one vote on each matter to be presented before the shareholders of the Corporation. This Proxy Statement, the accompanying form of proxy and the 1996 Annual Report to Shareholders are being first sent to shareholders on or about April 7, 1997.

VOTING

    Shares may be voted by shareholders of record in person or by proxy, and shares represented by a properly executed proxy will be voted with respect to all shares represented by it in accordance with the instructions, if any, given therein. If no instructions are given, the proxy will be voted as recommended by the Board of Directors and, in the discretion of the persons designated on the proxy card, the proxy will be voted with respect to any other matter which may properly come before the meeting or any adjournments or postponements thereof.

    If a shareholder participates in the Corporation's Dividend
Reinvestment Plan, any shares of Common Stock held in his/her account will be voted in accordance with the proxy returned by that person unless other instructions are received.

    Any proxy received by the Board of Directors may be revoked by the shareholder at any time prior to its use at the meeting by a subsequent written instrument signed in the same manner as the proxy and received by the Corporation either at the Annual Meeting or before the Annual Meeting at Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02154, Attention: Secretary.

    Under New York law and the governing instruments of the Corporation, the presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast at the Annual Meeting by shareholders entitled to vote in the election. Any other matters that may be submitted to shareholders at the Annual Meeting will require the affirmative vote of a majority of the votes cast at the Annual Meeting by shareholders entitled to vote on such matters.

    An independent inspector of election will tabulate all votes cast at the Annual Meeting. For purposes of the foregoing voting requirements, the inspector of election will treat shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee) nor abstentions will be counted as votes cast at the Annual Meeting. Accordingly, such proxies will not have any effect on the outcome of the voting on the election of directors. In the event that any other matters are submitted to shareholders at the Annual Meeting, abstentions will have no impact on the voting with respect to those matters.

    Shares represented at the Annual Meeting that are held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and over which the broker or nominee does not have discretionary voting power on a particular matter (so-called, "broker non-votes") will be treated as present for purposes of determining the presence of a quorum. However, such shares will not be treated as shares that are entitled to vote on the particular matter as to which the broker or nominee does not have discretionary authority, nor will they be treated as votes cast at the Annual Meeting. Accordingly, broker non-votes will have no impact on the voting with respect to any matter to come before the Annual Meeting.

SOLICITATION

    The cost of this solicitation will be borne by the Corporation. Solicitation will be made by use of the mails, except that, if necessary, directors, officers and regular employees of the Corporation (none of whom will receive any additional compensation therefor) may make solicitations of proxies by telephone, telecopy, telegram or personal interview. The Corporation has retained the firm of Georgeson & Company, Inc. to aid in the solicitation of proxies, for which the Corporation has agreed to pay a maximum fee of $6,000 plus out-of-pocket expenses. The Corporation will reimburse brokers and other persons holding shares of Common Stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies.


                  ITEM 1.   ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS AND COMMITTEES

    The business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board serve on one or more committees to carry out particular responsibilities.

    The Board of Directors held a total of seven regular and special meetings during 1996. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which such director served except Messrs. Geoffrey S. Rehnert and Jerald G. Fishman, who attended less than 75% of the aggregate number of meetings of the Board and Board committees on which they served.

    The Audit Committee is responsible for overseeing and reviewing the audit of the Corporation's books and accounts, for reviewing the audited financial statements of the Corporation, for reviewing the Corporation's internal control procedures and for reviewing and approving the Corporation's independent public accountants. No member of this Committee is an employee of the Corporation. The Audit Committee met three times during 1996.

    The Personnel and Compensation Committee generally is responsible for reviewing the Corporation's compensation policies and practices, and specifically for (i) reviewing and recommending to the Board of Directors the total compensation and benefit programs applicable to the Corporation's key employees, including corporate officers, and (ii) administering the Corporation's stock option plans. Also, this Committee reviews and makes recommendations on the policies and programs for the development of management personnel throughout the Corporation. This Committee met two times in 1996.

    The Retirement Plans Committee advises the Board with respect to the Corporation's retirement plans and trusts, reviews the selection of trustees, recommends investment managers, and recommends action regarding the establishment and amendment of the retirement plans and trusts. This Committee held three meetings in 1996.

    In addition to the regular meetings of the Audit, Personnel and Compensation and Retirement Plans Committees, members of these Committees, as part of their Committee responsibility, met periodically with the management of the Corporation during 1996.

    The Corporation does not have a standing nominating committee.

    The Executive Committee may exercise, with certain exceptions, all of the authority of the Board in the management of the business of the Corporation between regular meetings of the entire Board. The Executive Committee did not meet in 1996.

INFORMATION ON NOMINEES

    The Corporation's By-Laws provide for two classes of directors, with each class to serve a term of two years and to be composed of not less than three nor more than five directors. The Board is presently composed of eight directors, four of whom are members of Class I and four of whom are members of Class II. The current terms of the members of Class I are scheduled to expire at this Annual Meeting. At a regular meeting held on February 20, 1997, the Board nominated Mr. Herbert L. Henkel, President of Textron Industrial Products, Textron, Inc. for election as a Class I Director at this Annual Meeting.

    Accordingly, the five Class I nominees standing for election at this Annual Meeting are Jerald G. Fishman, Herbert L. Henkel, James H.
Kasschau, J. Douglas Maxwell Jr. and Robert N. Parker. If elected, their terms will expire in 1999. Biographical summaries of each nominee and of the continuing directors appear on the following pages.

    All nominees have consented to be so named and to serve if elected. If a nominee becomes unavailable for election, it is the intention of the persons named in the accompanying proxy card to vote for such other person, if any, as the Board of Directors may designate.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF EACH OF THE FOLLOWING NOMINEES:

                                 NOMINEES

For Class I Directors, whose terms expire in 1999:

JERALD G. FISHMAN, 51, is the President, Chief Executive Officer and a director of Analog Devices, Inc., Norwood, Massachusetts. Prior to November 1996 he was the President and Chief Operating Officer of that company for five years. He served as the Executive Vice President of that company from 1988 to November 1991 and was the Group Vice President-Components from 1981 to 1988. He is a member of the Corporation's Executive and Personnel and Compensation Committees. Mr. Fishman is also a director of Aware, Inc.

HERBERT L. HENKEL, 48, is the President of Textron Industrial Products, Textron, Inc., Providence, Rhode Island, a position he has held since December 1995. Prior to that date, he was for two years the Group Vice President responsible for Textron's industrial segment and was the President of Greenlee Textron from August 1987 to October 1995. Prior to joining Textron, Mr. Henkel was the President and Chief Executive Officer of Southern Fastening Systems for two years.

JAMES H. KASSCHAU, 45, is the President of International Contract Furnishings, Inc., Norwood, New Jersey, a position he has held since October 1995. Prior to that date, he was the President of Tinicum Incorporated, an investment management company located in New York, New York, and the President of Tinicum Enterprises, Inc., Garden City, New York. Mr. Kasschau has been a director of the Corporation since March 1990. He is the chairman of the Audit Committee and a member of the Retirement Plans Committee.

J. DOUGLAS MAXWELL, JR., 55, is Chairman of the Board and Chief Executive Officer of Swissray Empower, Inc., a distributor of medical products. From 1984 to 1988, he was President of Chemco Technologies, Inc., a manufacturer of graphic art film, paper, chemicals and related equipment, located in Glen Cove, New York. He has been a director of the Corporation since April 1983. He is a member of the Audit Committee and Personnel and Compensation Committee of the Board. Mr. Maxwell is also a director of the First National Bank of Long Island.

ROBERT N. PARKER, 68, is a business consultant. From February 1991 to January 1992, he was the Executive Vice President of LTV Aerospace and Defense Corporation. From November 1986 to January 1991 he was President of the LTV Missiles and Electronics Group of The LTV Corporation. From 1983 until November 1986, he was President of the Missiles Division of The LTV Corporation. Mr. Parker has been a director of the Corporation since April 2, 1990. He is the chairman of the Personnel and Compensation Committee and a member of the Audit Committee. He is also a director of Perceptronics, Inc., Woodland Hills, California.

                              CONTINUING DIRECTORS

Class II Directors, whose terms expire in 1998:

GIDEON ARGOV, 40, is the Chairman of the Board, President and Chief Executive Officer of the Corporation. He was elected Chairman of the Board on March 26, 1996. He has been a director of the Corporation since May 23, 1991, and served as the Vice Chairman of the Board from that date until November 1991, when he was elected President and Chief Executive Officer. From 1988 to May 1991, he was the President and Chief Executive Officer of High Voltage Engineering Corporation. Previously, he had been for five years a manager and senior consultant with Bain and Company, San Francisco, California. Mr. Argov is a member of the Executive Committee. He is also a director of TransTechnology Corporation and WorldCorp Inc.

ROBERT J. COBUZZI, 55, is the Senior Vice President, Treasurer and Chief Financial Officer of the Corporation. He joined the Corporation in July 1991 as the Treasurer, Chief Financial Officer and a Vice President. He was elected to his current position as Senior Vice President in February 1993. Prior to joining the Corporation, Mr. Cobuzzi was the Treasurer and a Vice President of High Voltage Engineering Company for two years. Previously, he was a Vice President and the Chief Financial Officer of Ausimont N.V. He was elected a Director of the Corporation in 1996 and is a member of the Retirement Plans Committee.

GEOFFREY S. REHNERT, 39, is a Managing Director and a General Partner of Bain Capital, Inc., a private equity firm located in Boston, Massachusetts. Mr. Rehnert has been associated with Bain Capital, which he helped to found, since 1984. Previously, Mr. Rehnert was a consultant with Bain & Company and a commercial banker with the Morgan Guaranty Trust Company. He is also Chairman of the Board of GT Bicycles, and a director of ICON Health & Fitness, Inc., FTD Holdings, Inc. and WorldCorp Inc., as well as a director of several privately held companies. He was elected a director of the Corporation in 1996.

GEORGE P. STEPHAN, 63, is a Managing Director of Stonington Group, Inc., a financial and management consulting firm located in East Hartford, Connecticut, a position he has held since 1994. From February 1992 through 1993, he acted in an of-counsel capacity to the law firm of Murtha, Cullina, Richter and Pinney located in Hartford, Connecticut.
For over 21 years, Mr. Stephan held various executive management positions with the Corporation. He served as the Chairman of the Board of the Corporation from 1991 until March 26, 1996, on which date Mr. Argov was elected to that position. Mr. Stephan is a member of the Corporation's Executive Committee and Chairman of its Retirement Plans Committee and has been a director of the Corporation since July 1982. He is also a director of Barr Laboratories, Inc., a trustee of Hartwick College, and a member of the Board of Advisors of the Hartwick Humanities in Management Institute.

DIRECTORS COMPENSATION

    Pursuant to the By-Laws of the Corporation, directors who are not employees of the Corporation receive an annual retainer of $12,000. In addition, outside directors receive (a) $800 for attendance at each meeting of the Board, and for attendance at each meeting of a Committee on which they serve, and (b) $800 per day for attendance at the Corporation's annual planning meeting and for participating in any special assignments requested by the Corporation. Outside directors also are reimbursed for their reasonable expenses incurred in connection with Board and committee meetings and special assignments.

    At the 1992 Annual Meeting, the shareholders approved the 1992 Stock Ownership Plan for Non-Employee Directors (the "Director Stock Ownership Plan"). The purpose of the Director Stock Ownership Plan is to attract, and retain as directors, qualified persons who are not employees of the Corporation. The Director Stock Ownership Plan provides that at least 50% of the yearly retainer of each non-employee director will be paid in shares of Common Stock in lieu of cash on a quarterly basis. In addition, at the 1996 Annual Meeting, the Shareholders adopted certain amendments to the Director Stock Ownership Plan which provide for (i) a one-time grant to each non-employee director of the Corporation of a non-qualified stock option to purchase 15,000 shares of Common Stock and (ii) an additional one-time grant to each such non-employee director of a non-qualified stock option to purchase a number of shares of Common Stock (not to exceed 10,000) equal to the number of shares each such director purchases on the open market during a ninety (90) day period commencing as of the first trading day following the date of grant of the initial stock option, and provided that upon termination of a non-employee director's services, the option will be exercisable for a period equal to the greater of (i) one month for each year of service up to twelve months, or (ii) ninety (90) days. Three hundred and twenty five thousand (325,000) shares of Common Stock are currently reserved for issuance under the Plan.

    In March 1996, the Board terminated all future rights to participate in the non-employee director retirement program (the "Former Program") that had been maintained by the Corporation since 1985. The termination of the Former Program did not affect the vested rights of any participant. Current non-employee directors who are vested in the Former Program are entitled to receive their vested benefit upon retirement from the Board, but no further benefits will accrue under the Former Program.

    Under the Former Program, any non-employee director who retires after reaching the age of 55 and has at least three years of continuous service may enter into a consulting agreement with the Corporation to provide such consulting services to the Corporation as the Board of Directors may request from time to time, at a yearly compensation level equal to the amount of the annual retainer (currently $12,000) in effect on the date of a non-employee director's retirement. The term of each agreement is equal to the number of years of such director's Board service, up to a maximum of ten years. Under this arrangement, each retired director agrees not to engage in any competitive activity with the Corporation during the period that payments are made and not to disclose to others any trade secrets or confidential information relating to the Corporation or its business. Messrs. Parker, Maxwell and Stephan are currently eligible to participate in the Former Plan.

    The Corporation, as permitted by the Corporation's By-Laws and New York law, has purchased directors and officers liability insurance from Federal Insurance Company and Executive Re Indemnity Inc. covering all of the Corporation's directors and officers. The aggregate premium for these policies paid or accrued during 1996 was approximately $222,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information, as of March 27, 1997, with respect to all persons known to the Corporation to be the beneficial owners of more than 5% of any class of shares of the capital stock of the Corporation:

                                                             Amount and
                                                               Nature
     Name and Address                                        of Beneficial       Percentage
   of Beneficial Owner                 Title of Class          Ownership          of Class
--------------------------------       ---------------       --------------      ----------
The "Gabelli Group" consisting of:              Common Stock          2,435,267 (1) 24.92%
Gamco Investors, Inc.
Gabelli Funds, Inc.
Gabelli Performance Partnership
Gabelli International Limited
Gabelli Securities, Inc.
Gabelli & Company, Inc.
Mario J. Gabelli
c/o The Gabelli Group, Inc.
One Corporate Center
Rye, NY 10580

Alpine Associates             Common Stock        501,100 (2)    5.13%
100 Union Avenue
Cresskill, NJ 07626



(1)   According to a Schedule 13D (Amendment No. 21) dated March 19, 1997, the Gabelli Group reported that the number of shares of Common Stock beneficially owned by the Gabelli
      Group includes shares of Common Stock receivable by the Gabelli Group if they were to convert all of the Corporation's 8-3/4% Convertible Subordinated Debentures Due 2009
      (the "Debentures") beneficially owned by them.  According to the Gabelli Group's
      Schedule 13D, as amended, each member of the Gabelli Group has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the
      Common Stock or Debentures reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except as specifically set forth on such Schedule 13D.

(2)   According to a Schedule 13D dated May 22, 1996, Alpine Associates, a limited partnership, reported that it beneficially owns 501,100 shares of the Corporation's
      Common Stock.  It is also reported that it has the sole power to vote and dispose of the Common Stock.


SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of March 27, 1997, the shares of each class of stock of the Corporation beneficially owned by each nominee, director, and executive officer, and all nominees, directors and executive officers of the Corporation as a group:

                                                          Share               Percent
Name of Beneficial Owner     Title of Class    Ownership         of Class
------------------------     --------------    ---------         --------
Gideon Argov (1)             Common Stock      226,000           2.31%
Robert J. Cobuzzi (1)        Common Stock      112,500           1.15%
James A. Eder (1)            Common Stock       70,633              *
Jerald G. Fishman (2)        Common Stock       11,432              *
Herbert L. Henkel            Common Stock          100              *
Keith D. Jones (1)           Common Stock        1,700              *
James H. Kasschau (2)        Common Stock       37,493              *
J. Douglas Maxwell, Jr. (2)  Common Stock       66,533              *
Robert N. Parker (2)         Common Stock       14,892              *
Mark E. Petty (1)            Common Stock       38,000              *
Geoffrey S. Rehnert (2)      Common Stock       17,892              *
George P. Stephan (2)        Common Stock       61,463              *
All directors and
  executive officers of
  the Corporation, as a
  group                      Common Stock      658,638(1)(2)     6.74%




 *    less than 1%.

(1)   Reflects the number of shares that could be purchased by the exercise of options available as of March 26, 1997, or within 60 days thereafter under the Corporation's stock option plans.  Accordingly, these numbers are inclusive of (i) 205,000 shares of
      Common Stock which Mr. Argov has the right to acquire under the Kollmorgen 1991 Long Term
      Incentive Plan ("LTIP"), (ii) 107,500 shares of Common Stock which Mr. Cobuzzi has the right to acquire under the LTIP and Kollmorgen 1982 Stock Option Plan ("1982 Plan"),
      (iii) 70,200 shares of Common Stock which Mr. Eder has the right to acquire under the
      1982 Plan and the LTIP, (iv) 600 shares of Common Stock which Mr. Jones has the right to acquire under the LTIP; and (v)  38,000 shares of Common Stock which Mr. Petty has the right to acquire under the LTIP.

(2)   Inclusive of 9,500, 11,500, 11,500, 11,500, 7,500, 11,500 shares of Common Stock which respectively, Messrs. Fishman, Kasschau, Maxwell, Parker, Rehnert and Stephan have the present right to acquire upon the exercise of non-qualified stock options granted under the Director Stock Ownership Plan.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning compensation of the Corporation's Chief Executive Officer and the Corporation's three other executive officers during the last three fiscal years, where applicable.

                                                                            Long-Term
                                       Annual Compensation                 Compensation
                               -----------------------------------         ------------
                                                                           Number of
                                                                             Stock
Name and Principal                                                          Options
    Position                    Year     Salary ($)    Bonus ($)            Awarded
----------------------          -----    ----------    ---------           ---------
Gideon Argov               1996    $299,000   $227,000         50,000
Chairman of the Board,     1995     275,000     68,750         50,000
President and Chief        1994     269,710      - 0 -          - 0 -
Executive Officer

Robert J. Cobuzzi          1996    $207,000   $125,000         30,000
Senior Vice President,     1995     190,000     47,500         25,000
Treasurer and Chief        1994     186,340      - 0 -          - 0 -
Financial Officer



James A. Eder              1996    $165,000   $ 75,000         20,000
Vice President, Secretary  1995     155,000     39,250          - 0 -
and General Counsel        1994     155,000      - 0 -          - 0 -

Keith D. Jones(1)          1996    $105,000   $ 46,000         17,000
Controller and             1995         --         --             --
Chief Accounting Officer   1994         --         --             --

Mark E. Petty(1)           1996    $190,000   $ 63,000         20,000
Vice President and         1995         --         --             --
President of the U.S.      1994         --         --             --
Motion Technologies Group


(1)  Messrs. Petty and Jones were elected corporate officers in January and May, 1996, respectively.



                                  OPTION GRANTS DURING 1996
                                                                             Potential
                                                                            Realizable Value
                                                                            at Assumed Annual
                                                                            Rates of Stock
                                                                            Appreciation for
                               Individual Grants                              Option Term
                 ---------------------------------------------          ----------------------
                                % of Total
                 Securities    Options
                 Underlying  Granted to Exercise
                   Options    Employees  or Base
                      Granted    in Fiscal Price (2)  Expiration
      Name              (1)            Year  ($/Share)    Date           5% (3)    10% (3)
-----------------          ----------        ----------       ---------- ----------          -------   -------
Gideon Argov     50,000    22.2%    $10.375  12/16/2006               $326,239     $826,754
Robert J. Cobuzzi          30,000   13.3%    $10.375   12/16/2006        $195,743  $496,052
James A. Eder    20,000     8.9%    $10.375  12/16/2006               $130,496     $330,702
Keith D. Jones   17,000     7.5%    $11.750   7/24/2006               $125,622     $318,350
Mark E. Petty    20,000     8.9%    $10.375  12/16/2006               $130,496     $330,702

(1) 10% of the options granted in 1996 are exercisable starting 12 months after the grant date, an additional 10% of the options are exercisable after 18 months, and an additional
    20% of the options are exercisable on the second, third, fourth and fifth anniversary dates thereafter.  All options were granted at the fair market value on the date of grant.

(2) The option exercise price is equal to the fair market value of the underlying shares of
    Common Stock on the date of the grant.

(3) In accordance with SEC rules, these columns show gains that might exist for the respective options over a period of ten years.  If the stock price does not increase above the exercise price, compensation to the named executives will be zero.

                        Option Values at December 31, 1996 (1)

                                 Number of
                            Securities Underlying          Value of Unexercised
                       Unexercised Options at       "In-the-money" Options at
                          December 31, 1996           December 31, 1996 (2)
                      --------------------------    -------------------------
      Name            Exercisable              Unexercisable   Exercisable    Unexercisable
------------------------         -----------   -------------   -----------    -------------
Gideon Argov          205,000    95,000        $558,125   $104,375
Robert J. Cobuzzi     107,500    72,500        $298,438   $120,313
James A. Eder          70,200    20,000        $138,750   $ 12,500
Keith D. Jones            300    19,700        $    375   $  3,375
Mark E. Petty          33,000    67,000        $ 90,750   $104,250


(1)   No stock options were exercised by any named executive officer during 1996.

(2)   Based upon the December 31, 1996 fair market value share price of $11.00, less the share price to be paid upon exercise.


Pension Plan

    All salaried employees with one year of service, including executive officers of the Corporation, are participants in the Kollmorgen Corporation Salaried Employees Retirement Plan (the "Plan"). The Plan is a defined benefit plan, and the benefits are not reduced by Social Security benefits or by payments from other sources. In the event of a termination of the Plan following a Change in Control (as defined in the Plan), any assets of the Plan remaining after provision is made for all benefits thereunder will be used to supplement such benefits. This provision may not be amended or terminated following a Change in Control. Benefits under the Plan are based upon years of service and the highest consecutive five year average annual base salaries. The term "annual base salary," as used in the preceding sentence, makes reference to the "Salary" column in the Summary Compensation Table. For the year ended December 31, 1996 the credited years of service of Messrs. Argov, Cobuzzi, Eder, Petty and Jones under the Plan are 6, 5, 20, 5 and 1 respectively.

    The following table sets forth the annual benefits which would become payable at age 65 under the Plan based upon a straight life annuity form of benefit and various levels of covered compensation and years of service:

                     Years of Service at Retirement in 1997
                         --------------------------------------
    Final Average
     Earnings at
     Retirement         15      20      25    30 or more
    -------------        ------- ------- -------  ----------
    $100,000             $24,795 $33,060 $41,325   $49,590
     125,000              31,545  42,060  52,575    63,090
     150,000              38,295  51,060  63,825    76,590
     175,000              40,995  54,660  68,325    81,990
     200,000              40,995  54,660  68,325    81,990
     250,000              40,995  54,660  68,325    81,990
     300,000              40,995  54,660  68,325    81,990
     350,000              40,995  54,660  68,325    81,990
     400,000              40,995  54,660  68,325    81,990

    Annual benefits provided by the Corporation under this Plan are subject to certain restrictions and limitations under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, as in effect from time to time. Currently the Code prohibits tax-qualified defined benefit pension plans from taking into account for benefit calculation any compensation in excess of $160,000 per annum and limits annual benefit payments under such plans to $125,500. These limits and prohibitions are indexed for inflation.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

    The Corporation entered into employment agreements with three current executive officers at the time each person joined the Corporation. Each agreement protects the Corporation from disclosure of confidential information by the executive and contains the executive's covenant not to compete with the Corporation following termination of employment under certain circumstances. The agreement with Mr. Argov, the Corporation's Chairman of the Board, President and Chief Executive Officer, provides for an initial annual base salary of $275,000, describes the employee benefit plans under which he is entitled to participate, and provides that if the Corporation terminates his employment other than for "Cause" (as defined in the agreement) he will be entitled to receive an amount equal to his current base salary, in a lump sum. The agreement with Mr. Cobuzzi, the Corporation's Chief Financial Officer, Treasurer and Senior Vice President, provides for an initial annual base salary of $190,000 and otherwise is substantially identical to Mr. Argov's agreement. The agreement with Mr. Petty, a Vice President and the President of the Corporation's U.S. Motion Technologies Group, provides that he will be entitled to one year's base salary if he is terminated other than for "Cause" (as defined in the agreement).

Board Compensation Report on Executive Compensation

    The Personnel and Compensation Committee (the "Committee") of the Corporation's Board of Directors is composed of independent directors who are not employees of the Corporation and who qualify as disinterested persons for purposes of Rule 16b-3 adopted under the Securities Exchange Act of 1934. The Committee is responsible for developing and implementing the compensation programs which relate the pay levels of the Corporation's executive officers and certain other key employees. The Committee strives to establish performance criteria, evaluate performance and determine base salary and incentive payments for the Corporation's key decision makers to ensure the Corporation's ability to attract and retain high caliber executives by providing appropriate incentives to deliver the maximum short-term and long-term financial results for the benefit of shareholders. The Committee also approves compensation matters involving other key employees of the Corporation, periodically reviews the annual salaries of all key employees, including executive officers, and establishes the Corporation's policy with respect to merit salary increases.

    The Committee also administers and approves the grant of awards under the Kollmorgen 1991 Long Term Incentive Plan ("LTIP") and other incentive compensation plans of the Corporation for executive officers and certain other key employees of the Corporation. From time to time, the Corporation, on the recommendation of the Committee, has retained the services of independent compensation consultants to evaluate the Corporation's executive compensation programs.

    In order to meet its objectives, the Committee has chosen three components of its compensation program to meet the Corporation's pay philosophy. Base salaries, the fixed regular periodic component of pay, are based on the average level of base salaries among a competitive peer group of companies of comparable size. The bonus plan for executive officers, which is directly linked to the financial performance of the Corporation, is designed to provide additional cash compensation when specific financial performances are achieved or exceeded. The 1997 bonus plan for executive officers provides cash awards when the Corporation meets its operating plan in terms of primary earnings per share and revenues. Finally, the LTIP plan rewards executive officers and key employees for delivering long-term value to the Corporation's shareholders. This plan is structured in such a way as to reward executives only to the extent that shareholders have benefited over some measurable period of time. Historically, the Corporation has used the grant of stock options that vest over specified periods, currently five years, to accomplish this objective. In determining a grant of stock options, the Committee considers the amount and terms of outstanding options previously granted to executive officers.

    In 1996 and 1997, Mr. Argov, Chairman of the Board, President and Chief Executive Officer received salary increases of 8.7% and 5.4%, the first salary increases awarded since joining the Corporation in 1991. Having met and surpassed the Corporation's 1996 operating plan in terms of primary earnings per share and revenue growth, Mr. Argov received a bonus of $227,000 in 1997 for the Corporation's 1996 operating performance. The Committee exercised its judgment in determining the amount of Mr. Argov's salary increase and bonus after reviewing the overall performance of the Corporation and after reviewing comparative executive compensation data provided by independent compensation consultants.

    Pursuant to the terms of the LTIP, Mr. Argov was granted 100,000 stock options in two grants of 50,000 each in 1995 and 1996, the first such grants since the original grant of 200,000 non-qualified stock options when
Mr. Argov joined the Corporation in May, 1991. The Committee's decision to award the grants reflects the views of the Committee and the purpose of the Corporation's stock option plans, namely to reward executives for delivering long term value to the Corporations's shareholders.

    The Committee believes that Mr. Argov's total compensation package is equitable in comparison to the median of the total compensation awarded to chief executives of industries with similar product lines and of similar size, based on information regarding compensation trends which has been obtained via survey, outside consultants, and historical data.

    The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally denies a publicly held corporation, such as the Corporation, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officers and four other most highly compensated executive officers. Certain "performance based" compensation is not subject to the limitation on deductibility provided that certain shareholder approval and independent director requirements are met.

    Because of the fact that the compensation paid to each of the Corporation's executive officer has not exceeded $1 million per year, the Committee does not believe that the limitation on deductibility of executive compensation is currently material to the Corporation. The Committee will continue to review the situation in light of the final regulations and future events with the objective of achieving deductibility to the extent appropriate.

       Members of the Personnel and Compensation Committee:

    Jerald G. Fishman    Robert N. Parker    J. Douglas Maxwell, Jr.


PERFORMANCE GRAPH

    The following performance graph compares the five-year cumulative total shareholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1991, in each of Kollmorgen Corporation Common Stock, Standard & Poors 500 Stock Index, and the Standard & Poors Electrical Equipment Index.

                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               KOLLMORGEN CORPORATION COMMON STOCK, S&P 500 INDEX
                         AND S&P ELECTRICAL EQUIPMENT

 Measurement Period      Kollmorgen                         S&P Electrical
(Fiscal Year Covered)    Corporation      S&P 500 Index     Equipment Index
---------------------    -----------      -------------     ---------------
Measurement Pt.
   12/31/91          $100.00      $100.00          $100.00

FYE 12/31/92         $108.00      $108.00          $110.00
FYE 12/31/93         $137.00      $118.00          $132.00
FYE 12/31/94         $106.00      $120.00          $134.00
FYE 12/31/95         $205.00      $165.00          $188.00
FYE 12/31/96         $206.00      $203.00          $254.00

SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors, executive officers and persons who beneficially own more than 10 percent of the Corporation's stock to file certain reports with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange concerning their beneficial ownership of the Corporation's equity securities. Applicable SEC regulations also require such persons to furnish the Corporation with copies of all such reports. Based solely on a review of the copies of such reports furnished to the Corporation as of the date of this proxy statement, or written representations that no reports were required, the Corporation believes that, during 1996, all filing requirements applicable to its directors, officers and greater than 10 percent shareholders were satisfied, except that Mr. Argov was untimely in the filing of one Form 4 disclosing an acquisition of non-qualified stock options in the Corporation's Common Stock.

ACCOUNTANTS

    Coopers & Lybrand L.L.P. serves as the independent accountants for the Corporation. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will be available to respond to questions of shareholders.

PROPOSALS FOR THE 1998 ANNUAL MEETING

    In accordance with the rules of the Securities and Exchange Commission, shareholder proposals for inclusion in the Corporation's proxy statement for the 1998 Annual Meeting must be received at the Office of the Secretary, Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02154, no later than December 8, 1997.

OTHER MATTERS

    The Board of Directors does not intend to present any other matters before the meeting and is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying Proxy Card to vote on each such matter as they, in their sole discretion, may determine.

                         KOLLMORGEN CORPORATION

        Proxy Solicited on Behalf of the Board of Directors of Kollmorgen Corporation for the Annual Meeting, May 14, 1997

    The undersigned hereby constitutes and appoints GIDEON ARGOV, GEORGE P. STEPHAN, JAMES A. EDER, and each or any of them, with full power to act with or without the others and with full power of substitution, his or her true and lawful agents and proxies to represent the undersigned at the Annual Meeting of Shareholders of Kollmorgen Corporation to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, at 10:00 a.m. on Wednesday, May 14, 1997, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of the Corporation shown on the other side of this card with all the powers the undersigned would possess if personally present thereat.

    You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

               CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     Please mark votes
/ X / as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

1.  ELECTION OF FIVE DIRECTORS.

    Class I Nominees are Jerald G. Fishman, Herbert L. Henkel, James H. Kasschau, J. Douglas Maxwell, Jr. and Robert N. Parker.

        FOR ALL                          WITHHELD
        NOMINEES*    /__/                FROM ALL       /__/
                                     NOMINEES

    /__/ ________________________________________________________________
    (* INSTRUCTION: To withhold authority to vote for any nominee, write such nominee's name(s) above.)

2. In their discretion, upon the transaction of other business as may properly come before the meeting.


                                           /__/  MARK HERE FOR ADDRESS
                                                 CHANGE AND NOTE AT LEFT.


                                           /__/  MARK HERE IF YOU PLAN
                                                 TO ATTEND THE MEETING.

Please sign exactly as your name appears herein. When signing as attorney, administrator, executor, guardian or trustee, please give your full title as such. If a corporation, please sign by president or other authorized officer and indicate title. If shares are registered in the names of joint tenants or trustees, each tenant or trustee is required to sign.

Signature: ..................................... Date ...................


Signature: ..................................... Date ...................